United States securities and exchange commission logo





                     April 10, 2023

       George Freeman
       Chairman, President, and Chief Executive Officer
       Universal Corporation
       9201 Forest Hill Avenue
       Richmond, VA 23235

                                                        Re: Universal
Corporation
                                                            Form 10-K for
Fiscal Year Ended March 31, 2022
                                                            Filed May 27, 2022
                                                            File No. 001-00652

       Dear George Freeman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services